EXHIBIT 99


                              MACROCHEM CORPORATION
                               2001 INCENTIVE PLAN


     1.   DEFINED TERMS

     Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

     2.   GENERAL

     The Plan has been established to advance the interests of the Company by giving Stock-based incentives or incentives based on Performance Criteria to selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or any Affiliate.

     3.   ADMINISTRATION

     Unless otherwise determined by the Board, the Plan will be administered by a Committee of the Board designated for such purpose. The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. So long as the Stock is registered under the 1934 Act, all members of the Committee shall be non-employee directors within the meaning of rule 16b-3 under the 1934 Act and outside directors within the meaning of section 162(m). The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a Participant with any obligations to be performed by the Participant under an Award and waive any term or condition of an Award; (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants, and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 8.



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     With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Committee shall exercise its discretion consistent with qualifying the Award for such exception.

     4.   EFFECTIVE DATE AND TERM OF PLAN

     The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date, subject to such approval of the Plan. No Award may be granted under the Plan after March 22, 2011, but Awards previously granted may extend beyond that date.

     5.   LIMITS ON AWARDS UNDER THE PLAN

     a) NUMBER OF SHARES. A maximum of 1,200,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. For purposes of the preceding sentence, the following shares shall not be considered to have been delivered under the Plan: (i) shares remaining under an Award that terminates without having been exercised in full; (ii) shares subject to an Award, where cash is delivered to a Participant in lieu of such shares; (iii) shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award; and (iv) shares held back, in satisfaction of tax withholding requirements, from shares that would otherwise have been delivered pursuant to an Award. The number of shares of Stock delivered under an Award shall be determined net of any previously acquired shares tendered by the Participant in payment of withholding taxes.

     b) TYPE OF SHARES. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

     c) OPTION & SAR LIMITS. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year shall each be 600,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive awards covering up to the full number of shares of Stock then available for Awards under the Plan.

     d) OTHER AWARD LIMITS. No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the


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          limitation of the preceding sentence: (A) multiple Cash Performance
          Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount. With respect to any Performance Award other than a Cash Performance Award or a Stock Option or SAR, the maximum Award opportunity shall be 600,000 shares of Stock or their equivalent value in cash.

     6.   ELIGIBILITY AND PARTICIPATION

          The Committee will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

     7.   RULES APPLICABLE TO AWARDS

     a.   ALL AWARDS

               (1) TERMS OF AWARDS. The Committee shall determine the terms of all Awards subject to the limitations provided herein.

               (2) PERFORMANCE CRITERIA. Subject to the conditions set forth in the definition of "Performance Criteria" in Exhibit A relating to Performance Awards intended to qualify for the performance-based compensation exception under Section 162(m), Performance Criteria may be related to personal performance, corporate performance, departmental performance or any other category of performance deemed by the Committee to be important to the success of the Company. The Committee will determine the Performance Criteria, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

               (3) TRANSFERABILITY OF AWARDS. Neither ISOs nor Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant


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                    (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf). Notwithstanding the foregoing, Options awarded to Employees or members of the Board which are not ISOs may be transferred by a Participant to (i) Immediate Family Members of the Participant, (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer and (y) subsequent transfers of Options shall be prohibited except those in accordance with this Section 7.a.(3). Following such transfer, the transferred Option shall continue to be subject to all the terms and conditions of this Plan, including without limitation the provisions of Section 7.a.(4) with respect to exercise of the Option following the death or termination of employment of the Participant to whom the Option was originally granted, and Section 7.a.(5) with respect to tax withholding.

               (4) VESTING, ETC. Without limiting the generality of Section 3, the Committee may determine the time or times at which an Award will vest (I.E., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Committee expressly provides otherwise, immediately upon the cessation of the Participant's employment or other service relationship with the Company and its Affiliates, an Award requiring exercise will cease to be exercisable, and all Awards to the extent not already fully vested will be forfeited, except that:

          (A) Subject to (B) and (C) below and except as otherwise determined by the Committee, all Options and SARs originally issued to the Participant that were not exercisable immediately prior to the cessation of the Participant's employment or other service relationship shall terminate at the time of the cessation of the Participant's employment or other service relationship. Any Options or SARs that were exercisable immediately prior to the cessation of the Participant's employment or other service relationship will continue to be exercisable for a period of six (6) months (or such longer period as the Committee may determine), and shall thereupon terminate, unless (i) the Award provides by its terms for immediate termination in the event of a cessation of the Participant's employment or other service relationship, or (ii) the cessation of the Participant's employment or other service relationship results from (w) retirement of the Participant at or after age 65, (x) retirement of the Participant at or after age 55 and with at least ten (10) years of continuous employment by the Company, (y) disability (as determined by the


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      Company), or (z) termination of the Participant's service as a director if the Participant is a non-Employee director, in which cases that portion of the Option originally issued to the Participant that was exercisable immediately prior to the cessation of the Participant's employment or other service relationship will continue to be exercisable for the original term of the Option. In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. For purposes of this
      Section 7, in the case of a Participant who is an Employee, a cessation of the Participant's employment shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an Option in a transaction to which section 424(a) of the Code applies.

          (B) All Stock Options and SARs held by a Participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such Participant's executor or administrator or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, and all Options originally issued to the Participant and transferred pursuant to Section 7.a.(3) hereof may be exercised by the person or persons to whom the Option has been so transferred, at any time within a one-year period ending with the first anniversary of the Participant's death and shall thereupon terminate. In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

          (C) All Stock Options and SARs, whether or not transferred pursuant to
      Section 7.a.(3) hereof, issued to a Participant whose cessation of employment or other service relationship is determined by the Committee in its sole discretion to be for reasons that cast such discredit on the Participant as to justify immediate termination of the Award, shall immediately terminate upon such cessation of employment or other service relationship.

Unless the Committee expressly provides otherwise, a Participant's "employment or other service relationship" with the Company and its Affiliates will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant's employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

               (5) TAXES. The Committee will make such provision for the withholding of taxes as it deems necessary. In the case of


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                    an Award pursuant to which Stock may be delivered, the
                    Committee will have the right to require that the Participant or other appropriate person remit to the Committee an amount sufficient to satisfy the withholding requirements or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. The Committee may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.


                    If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Stock received upon exercise, the Committee may also require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

               (6) RIGHTS AS A STOCKHOLDER, DIVIDEND EQUIVALENTS. Except as specifically provided by the Plan, the receipt of an Award will not give a holder rights as a stockholder; the holder will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual issuance of the Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a holder will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the holder's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the holder of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the holder.


               (7) RIGHTS LIMITED. Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any Affiliate as an


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                    Employee or otherwise, or affect in any way the right of the
                    Company or any Affiliate to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company or an Affiliate to the Participant.

               (8) SECTION 162(M). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m) (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant), the Committee shall in writing pre-establish one or more specific Performance Criteria no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to payment of any Performance Award (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant) intended to qualify as performance-based under Section 162(m), the Committee shall certify whether the Performance Criteria have been attained and such determination shall be final and conclusive. If the Performance Criteria with respect to any such Award are not attained, no other Award shall be provided in substitution of the Performance Award.

     b.   AWARDS REQUIRING EXERCISE

               (1) TIME AND MANNER OF EXERCISE. Unless the Committee expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Company receives a written notice of exercise (in a form acceptable to the Company) signed by the appropriate person and accompanied by any payment required under the Award; and
                    (b) if the Award is exercised by any person other than the Participant, the Company may require satisfactory evidence that the person exercising the Award has the right to do so.
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               (2)  EXERCISE PRICE. The Committee shall determine the exercise price of each Stock Option, provided that each Stock Option intended to qualify for the performance-based exception under Section 162(m) of the Code and each ISO must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option, determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

               (3) PAYMENT OF EXERCISE PRICE, IF ANY. Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash, money order or check acceptable to the Company, or, if so permitted by the Committee (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six (6) months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Committee, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require that at least so much of the exercise price as equals the par value of such shares is paid other than by delivery of a personal check or promissory note of the person exercising the Award.


     c.   AWARDS NOT REQUIRING EXERCISE

     Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Committee to have a value not less than the par value of the awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the awarded shares of Stock plus such additional amounts (if any) as the Committee may determine payable in such combination and type of cash, other property (of any kind) or services as the Committee may determine.

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     8.   EFFECT OF CERTAIN TRANSACTIONS

     a.   MERGERS, ETC.

     In the event of a Covered Transaction in which there is an acquiring or surviving entity, the Committee may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of such acquiror or survivor, in each case on such terms and subject to such conditions as the Committee determines; PROVIDED, that in the absence of such an assumption, or if there is no surviving or acquiring entity, each Stock Option, SAR and other Award requiring exercise shall become fully exercisable prior to the Covered Transaction and shall terminate upon consummation of the Covered Transaction. If an outstanding Award is subject to performance or other conditions (other than conditions relating only to the passage of time and continued employment) that will not have been satisfied at the time of the Covered Transaction, the Committee may in its sole discretion remove such conditions. In the case of Stock outstanding at the time of a Covered Transaction that is subject to restrictions under the Plan, the Committee may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be subject to such restrictions as the Committee deems appropriate to carry out the intent of the Plan.

     b.   CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

               (1) BASIC ADJUSTMENT PROVISIONS. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 5.a. and to the maximum share limits described in Sections 5.c. and 5.d., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

               (2) CERTAIN OTHER ADJUSTMENTS. The Committee may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 8.a. and 8.b.(1), or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; PROVIDED, that no such adjustment shall be made to the individual share limits described in Section 5.c. or 5.d.,


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                    or otherwise to an Award intended to be eligible for the
                    performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.


               (3) CONTINUING APPLICATION OF PLAN TERMS. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to this
                    Section 8.


     9. LEGAL CONDITIONS ON DELIVERY OF STOCK

     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.


     10. AMENDMENT AND TERMINATION

     The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; PROVIDED, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

     11. NON-LIMITATION OF THE COMPANY'S RIGHTS

     The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

     12. GOVERNING LAW

     The Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.


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                                   EXHIBIT A

                               DEFINITION OF TERMS

     The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

     "1934 ACT": The Securities Exchange Act of 1934

     "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

     "AWARD": Any or a combination of the following:

                  (i) Stock Options.

                  (ii) SARs.

                  (iii) Restricted Stock.

                  (iv) Unrestricted Stock.

                  (v)  Deferred Stock.

                  (vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Committee determines.

                  (vii) Cash Performance Awards.

                  (viii)  Performance Awards.

                  (ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

     "BOARD": The Board of Directors of the Company.

     "CASH PERFORMANCE AWARD": A Performance Award payable in cash.

     "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

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     "COMMITTEE": One or more committees of the Board designated by the Board to administer the Plan, which in the case of Awards granted to officers of the Company, shall be composed solely of two or more outside directors within the meaning of Section 162(m).

     "COMPANY": MacroChem Corporation.

     "COVERED TRANSACTION": Any of (i) a consolidation, merger or other transaction in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company.

     "DEFERRED STOCK": A promise to deliver Stock or other securities in the future on specified terms.

     "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

     "IMMEDIATE FAMILY MEMBERS": The spouse, children and grandchildren of the Participant.

     "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code. No Stock Option Awarded under the Plan will be an ISO unless the Committee expressly provides for ISO treatment.

     "PARTICIPANT": An Employee, director or other person or entity providing services to the Company or its Affiliates who is granted an Award under the Plan.

     "PERFORMANCE AWARD": An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

     "PERFORMANCE CRITERIA": Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; technology licensing; licensing of particular products; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances;


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spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss.

     "PLAN": The MacroChem Corporation 2001 Incentive Plan as from time to time amended and in effect.

     "RESTRICTED STOCK": An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

     "SECTION 162(M)": Section 162(m) of the Code.

     "SARS": Rights entitling the holder upon exercise to receive cash or Stock, as the Committee determines, equal to a function (determined by the Committee using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

     "STOCK": Common Stock of the Company, par value $0.01 per share.

     "STOCK OPTIONS" OR "OPTIONS": Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

     "UNRESTRICTED STOCK": An Award of Stock not subject to any restrictions under the Plan.



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